Exhibit 10.3

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

That certain Executive Employment Agreement dated August 26, 2019, by and between Sean Compton, (“Executive”) and Nexstar Media Group, Inc. (the “Company”) is hereby amended effective November 1, 2020, as follows:

1.
The preamble is amended to reflect that the Company desires to retain the services of Executive as Executive Vice President of the Company and President, Networks for Nexstar Inc.

2. Paragraph 1 is amended to read as follows:

“1. Positions and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, which will commence on the date of the closing of the merger agreement between the Company and Tribune Media Company (the “Closing Date”), the Company will employ Executive and Executive will serve as Executive Vice President of the Company and President, Networks for Nexstar Inc. In such position, Executive will perform such duties of a managerial nature as are assigned to him from time to time by the Company’s chief executive officer (the “CEO”), its President (the “President”), its Chief Operating Officer (the “COO”), and/or its board of directors (the “Board”). Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. This position will be based at the Company’s corporate offices in Chicago, Illinois.”

3. Paragraph 4(b) is amended to read as follows:

“4(b) Annual Incentive Compensation. For fiscal year 2020, Executive will be eligible to receive an annual bonus (the “Bonus”) in an amount, if any, up to $620,000, or in excess of such amount as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”) may determine is appropriate in their sole discretion), to be determined by the CEO based on, among other things, whether Executive has achieved the personal goals established for Executive by the CEO and/or the board of directors for such fiscal year. Beginning with fiscal year 2021, after the end of each Company fiscal year during the term of this Agreement, Executive will be eligible to receive an annual Bonus in an amount, if any, up to one hundred percent (100%) of Executive’s annual base salary in effect at the end of that fiscal year prorated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, based on the following criteria:

•
Thirty percent (30%) earned if the Networks Division of Nexstar Inc. exceeds ninety percent (90%) of budgeted Net Revenue for the fiscal year;
•
Thirty percent (30%) earned if the Networks Division of Nexstar Inc. exceeds ninety percent (90%) of budgeted EBITDA for the fiscal year;

•
Ten percent (10%) earned if the Digital Division of Nexstar Inc. exceeds ninety percent (90%) of budgeted Net Revenue or EBIDTA for the fiscal year; and
•
Thirty percent (30%) earned at the discretion of the CEO and/or Compensation Committee.”

4. Headings. The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

5. Severability. The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

6. Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

7. Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

8. Entire Agreement. The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

9. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

/s/ Sean Compton
Sean Compton
EXECUTIVE

NEXSTAR MEDIA GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook
Chairman & Chief Executive Officer